Exhibit (d)(3)(v)

AXA PREMIER VIP TRUST

AMENDMENT NO. 1

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Second Amended and Restated Investment Advisory Agreement dated as of June 22, 2007 (“Amendment No. 1”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and RCM Capital Management LLC, a limited liability company organized under the laws of the State of Delaware (“Adviser”).

AXA Equitable and Adviser agree to modify the Second Amended and Restated Investment Advisory Agreement dated as of July 31, 2006 (“Agreement”) for AXA Premier VIP Trust (“Trust”) as follows:

1. Removed Portfolios. All references to the AXA Enterprise Multimanager Growth Fund, AXA Enterprise Multimanager Health Care Fund and AXA Enterprise Multimanager Technology Fund of the AXA Enterprise Multimanager Funds Trust are hereby removed.

2. Name Change of Portfolios. The name of the AXA Premier VIP Large Cap Growth Portfolio, AXA Premier VIP Health Care Portfolio and the AXA Premier VIP Technology Portfolio of the Trust are hereby changed to the Multimanager Large Cap Growth Portfolio, Multimanager Health Care Portfolio and Multimanager Technology Portfolio.

3. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the Multimanager Large Cap Growth Portfolio, Multimanager Health Care Portfolio and Multimanager Technology Portfolio.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		RCM CAPITAL MANAGEMENT LLC

By:	/s/ Steve M. Joenk	By:	/s/ Robert Goldstein
	Steven M. Joenk	Name:	Robert Goldstein
	Senior Vice President	Title:	Chief Operating Officer

APPENDIX A

AMENDMENT NO. 1

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

Portfolios	Annual Advisory Fee Rate **
Multimanager Large Cap Growth Portfolio*	0.42% of the RCM Allocated Portion’s average daily net assets up to and including $100 million; 0.25% of the RCM Allocated Portion’s average daily net assets over $100 million up to and including $400 million; 0.20% of the RCM Allocated Portion’s average daily net assets over $400 million up to and including $1 billion; and 0.15% of the RCM Allocated Portion’s average daily net assets in excess of $1 billion.

Multimanager Health Care Portfolio*	0.75% of the RCM Allocated Portion’s average daily net assets up to and including $100 million; and 0.70% of the RCM Allocated Portion’s average daily net assets in excess of $100 million and up to and including $250 million; and 0.60% of the RCM Allocated Portion’s average daily net assets in excess of $250 million.

Multimanager Technology Portfolio*	0.75% of the RCM Allocated Portion’s average daily net assets up to and including $100 million; and 0.70% of the RCM Allocated Portion’s average daily net assets in excess of $100 million and up to and including $200 million; and 0.60% of the RCM Allocated Portion’s average daily net assets in excess of $200 million.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “RCM Allocated Portion.”
**	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each RCM Allocated Portion is the portion of the daily advisory fee for the Portfolio equal to the RCM Allocated Portion’s net assets relative to the aggregate net assets of the Portfolio, including the RCM Allocated Portion, used in the fee calculation.